Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
American Woodmark Corporation:

We consent to the use of (i) our reports dated June 29, 2012, with respect to the consolidated balance sheets of American Woodmark Corporation and subsidiary as of April 30, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended April 30, 2012, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of April 30, 2012, which reports appear in the April 30, 2012 annual report on Form 10-K of American Woodmark Corporation, and (ii) our report dated June 4, 2012 with respect to the statements of net assets available for benefits of the American Woodmark Corporation Investment Savings Stock Ownership Plan as of December 31, 2011 and 2010, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) at December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the American Woodmark Corporation Investment Savings Stock Ownership Plan, incorporated in each case by reference herein.

/s/ KPMG LLP

Richmond, Virginia
January 28, 2013